Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(1)
Registration Statement No. 333-221461

PROSPECTUS

8,332,311 Shares

Acushnet Holdings Corp.

Common Stock

        The selling shareholder named in this prospectus is offering 8,332,311 shares of common stock of Acushnet Holdings Corp. We will not receive any proceeds from the sale of our common stock by the selling shareholder.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "GOLF." On November 13, 2017, the closing sales price of our common stock as reported on the NYSE was $17.47 per share.

        Investing in our common stock involves risk. See "Risk Factors" beginning on page 3 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$17.00	$141,649,287
Underwriting discount(1)	$0.7225	$6,020,095
Proceeds, before expenses, to the selling shareholder	$16.2775	$135,629,192

(1)
We refer you to "Underwriting" for additional information regarding underwriting compensation.

        The selling shareholder has granted the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to an additional 833,231 shares of our common stock.

        The underwriters expect to deliver the shares to purchasers on November 16, 2017.

Morgan Stanley	Nomura

Prospectus dated November 13, 2017

PROSPECTUS

        None of us, the selling shareholder or the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholder and the underwriters are not offering to sell, nor seeking offers to buy, shares of our common stock in any jurisdictions where offers and sales are not permitted. You should assume that the information contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by us is accurate only as of the respective dates of such documents or on the date or dates specified in such documents, and that any information in documents incorporated by reference is accurate only as of the date of such incorporated documents. Our business, financial condition, liquidity, results of operations and business prospects may have changed since those dates.

        To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference that was filed with the Securities and Exchange Commission (the "SEC"), before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

        In this prospectus, the terms "Acushnet," "we," "us," "our" and the "Company" refer to Acushnet Holdings Corp. and its consolidated subsidiaries.

i

        For investors outside the United States:    The selling shareholder may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. Neither we, the selling shareholder nor any underwriter have done anything that would permit an offering by the selling shareholder or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

ii

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

        This prospectus and the documents incorporated by reference include trademarks, trade names and service marks that we either own or license, such as "Titleist," "FootJoy," "Pro V1," "Pro V1x," "FJ," "Pinnacle," "Scotty Cameron," and "Vokey Design" which are protected under applicable intellectual property laws. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus and the documents incorporated by reference may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. This prospectus and the documents incorporated by reference may also contain trademarks, trade names and service marks of other parties, and we do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herin. This summary does not contain all the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus and the documents incorporated by reference herein carefully before making an investment decision.

 Our Company

        We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission—to be the performance and quality leader in every golf product category in which we compete—has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf—Titleist, one of golf's leading performance equipment brands, and FootJoy, one of golf's leading performance wear brands. Titleist has been the #1 ball in professional golf for 69 years and FootJoy has been the #1 shoe on the PGA Tour for over six decades.

        For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC that are incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see "Where You Can Find Additional Information."

Our Corporate Information

        Our principal executive offices are located at 333 Bridge Street, Fairhaven, Massachusetts 02719. Our telephone number is (800) 225-8500. Our principal website address is www.acushnetholdingscorp.com. The information on, or accessible through, our website and any other websites referenced herein is deemed not to be incorporated by reference in this prospectus or to be a part of this prospectus.

 The Offering

Common stock offered by the selling shareholder	8,332,311 shares.
Option to purchase additional shares of common stock from the selling shareholder

The selling shareholder has granted the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to an additional 833,231 shares of common stock at the public offering price less the underwriting discount.

Common stock outstanding as of November 10, 2017	74,479,319 shares.
Use of proceeds

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholder. We will pay certain expenses, other than any underwriting discount, associated with this offering.

Risk Factors

See "Risk Factors" and other information included in this prospectus and in our other filings with the SEC incorporated by reference in this prospectus for a discussion of risks you should carefully consider before deciding to invest in our common stock.

NYSE trading symbol	"GOLF"

        Unless otherwise indicated, all references in this prospectus to the number and percentages of shares of common stock outstanding following this offering do not give effect to shares of common stock reserved for future issuance under the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan or shares issuable following vesting in settlement of restricted stock units and performance stock units.

RISK FACTORS

        An investment in our common stock involves significant risks. Before purchasing any common stock you should carefully consider and evaluate all of the information included and/or incorporated by reference in this prospectus or any free writing prospectus, including the risks and uncertainties discussed below under "Special Note Regarding Forward-Looking Statements" and described under the caption "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus. The risks and uncertainties described in the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes and/or incorporates by reference forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. These forward-looking statements are included throughout this prospectus and the documents incorporated by reference herein and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek," "foreseeable" and similar terms and phrases to identify forward-looking statements in this prospectus and the documents incorporated by reference herein.

        The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based on management's expectations at the time such statements were made and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include, but are not limited to:

  •
  a reduction in the number of rounds of golf played or in the number of golf participants;

  •
  unfavorable weather conditions may impact the number of playable days and rounds played in a given year;

  •
  macroeconomic factors may affect the number of rounds of golf played and related spending on golf products;

  •
  demographic factors may affect the number of golf participants and related spending on our products;

  •
  a significant disruption in the operations of our manufacturing, assembly or distribution facilities;

  •
  our ability to procure raw materials or components of our products;

  •
  a disruption in the operations of our suppliers;

  •
  cost of raw materials and components;

  •
  currency transaction and translation risk;

  •
  our ability to successfully manage the frequent introduction of new products;

  •
  our reliance on technical innovation and high-quality products;

  •
  changes of the Rules of Golf with respect to equipment;

  •
  our ability to adequately enforce and protect our intellectual property rights;

  •
  involvement in lawsuits to protect, defend or enforce our intellectual property rights;

  •
  our ability to prevent infringement of intellectual property rights by others;

  •
  recent changes to U.S. patent laws and proposed changes to the rules of the U.S. Patent and Trademark Office;

  •
  intense competition and our ability to maintain a competitive advantage in each of our markets;

  •
  limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves;

  •
  our customers' financial condition, their levels of business activity and their ability to pay trade obligations;

  •
  a decrease in corporate spending on our custom logo golf balls;

  •
  our ability to maintain and further develop our sales channels;

  •
  consolidation of retailers or concentration of retail market share;

  •
  our ability to maintain and enhance our brands;

  •
  seasonal fluctuations of our business;

  •
  fluctuations of our business based on the timing of new product introductions;

  •
  risks associated with doing business globally;

  •
  compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act (the "FCPA") or other applicable anti-corruption legislation;

  •
  our ability to secure professional golfers to endorse or use our products;

  •
  negative publicity relating to us or the golfers who use our products or the golf industry in general;

  •
  our ability to accurately forecast demand for our products;

  •
  a disruption in the service or increase in cost, of our primary delivery and shipping services or a significant disruption at shipping ports;

  •
  our ability to maintain our information systems to adequately perform their functions;

  •
  cybersecurity risks;

  •
  the ability of our eCommerce systems to function effectively;

  •
  occurrence of natural disasters or pandemic diseases;

  •
  impairment of goodwill and identifiable intangible assets;

  •
  our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel;

  •
  our ability to prohibit sales of our products by unauthorized retailers or distributors;

  •
  terrorist activities and international political instability;

  •
  our ability to grow our presence in existing international markets and expand into additional international markets;

  •
  tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control;

  •
  adequate levels of coverage of our insurance policies;

  •
  product liability, warranty and recall claims;

  •
  litigation and other regulatory proceedings;

  •
  compliance with environmental, health and safety laws and regulations;

  •
  our ability to secure additional capital on terms acceptable to us and potential dilution of holders of our common stock;

  •
  our estimates or judgments relating to our critical accounting policies;

  •
  our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness;

  •
  a sale, foreclosure, liquidation or other transfer of the shares of our common stock owned by Magnus Holdings Co., Ltd. ("Magnus") as a result of the loans borrowed by Magnus which are secured by shares of our common stock (the "Magnus Loans");

  •
  the ability of our controlling shareholder to control significant corporate activities, and our controlling shareholder's interests may conflict with yours;

  •
  any pledge by Fila Korea Co., Ltd. ("Fila Korea") of the common stock of Magnus;

  •
  the insolvency laws of Korea are different from U.S. bankruptcy laws;

  •
  our status as a controlled company;

  •
  the costs and regulatory requirements of operating as a public company;

  •
  our ability to maintain effective internal controls over financial reporting;

  •
  our ability to pay dividends;

  •
  dilution from future issuances or sales of our common stock;

  •
  anti-takeover provisions in our organizational documents; and

  •
  reports from securities analysts.

        These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

        Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common stock by the selling shareholder. Pursuant to the Registration Rights Agreement dated as of October 26, 2016 between us and the selling shareholder (the "Registration Rights Agreement"), we will pay certain expenses (other than any underwriting discounts and/or commissions) of the selling shareholder in connection with sales of our common stock by the selling shareholder pursuant to this prospectus.

MARKET PRICE OF OUR COMMON STOCK

        Our common stock began trading publicly on the NYSE under the symbol "GOLF" on October 28, 2016. Prior to that date, there was no public market for our common stock. At the close of business on October 31, 2017, there were five holders of record of our shares of common stock. The last reported price of our common stock on the NYSE on November 13, 2017 was $17.47 per share.

        The following table sets forth for the periods indicated the high and low reported sale prices per share for our common stock, as reported on the NYSE.

Fiscal Year 2016	High	Low
Fourth Quarter (from October 28, 2016)	$22.31	$16.90

Fiscal Year 2017	High	Low
First Quarter	$19.87	$16.84
Second Quarter	$20.29	$17.05
Third Quarter	$20.56	$15.16
Fourth Quarter (through November 13, 2017)	$19.35	$17.24

DIVIDEND POLICY

        We paid dividends of $0.12 per share of our common stock on April 19, 2017, June 16, 2017 and September 15, 2017. On November 8, 2017, we declared a dividend of $0.12 per share of our common stock, payable on December 15, 2017 to holders of record of our common stock on December 1, 2017. We intend to continue to pay quarterly cash dividends on our common stock in the amount of $0.12 per share, which amount may be changed or terminated in the future at any time without advance notice, subject to the discretion of our board of directors and our compliance with applicable law, and depending on, among other things, our results of operations, capital requirements, financial condition, contractual restrictions, restrictions in our debt agreements and in any equity securities, business prospects and other factors that our board of directors may deem relevant.

        We are a holding company and substantially all of our operations are carried out by our operating subsidiary, Acushnet Company, and its subsidiaries. Because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiary, Acushnet Company, and its subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

        Certain of our agreements governing indebtedness, including our credit agreement, restrict our ability to pay dividends on our common stock. We expect that any future agreements governing indebtedness will contain similar restrictions.

        Our dividend policy entails certain risks and limitations, particularly with respect to our liquidity. By paying cash dividends rather than investing that cash or repaying debt, we risk, among other things, slowing the pace of our growth and having insufficient cash to fund our operations or unanticipated capital expenditures or limiting our ability to incur additional borrowings.

        Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay our intended dividends.

        The declaration and payment of dividends will be determined at the discretion of our board of directors, acting in compliance with applicable law and contractual restrictions. However, Magnus, which is a wholly-owned subsidiary of Fila Korea, will be able to control the election and removal of our directors and thereby effectively determine, among other things, the payment of dividends. Accordingly, the decision to declare and pay dividends on our common stock in the future, as well as the amount of each such dividend payment, may also depend on the amounts Magnus needs to fund the interest payments on the Magnus Loans, other amounts due in connection with the Magnus Loans or any potential future dividend or interest obligations under any equity or debt used to refinance the Magnus Loans.

        We did not declare or pay any dividends on our common stock in 2015 or 2016.

PRINCIPAL AND SELLING SHAREHOLDERS

        The table below sets forth the following information about the selling shareholder as of November 10, 2017:

  •
  the number of shares of, and percentage of our outstanding, common stock beneficially owned by the selling shareholder;

  •
  the maximum number of shares of our common stock offered for sale by the selling shareholder pursuant to this prospectus; and

  •
  the number of shares of, and percentage of, our common stock to be beneficially owned by the selling shareholder upon completion of this offering.

        In addition, the table below sets forth information with respect to the beneficial ownership of our common stock and the following information about the following persons as of November 10, 2017. None of the shares of our common stock owned by the following persons are being offered for sale pursuant to this prospectus:

  •
  each person, or group of persons, known by us to own beneficially more than 5% of our outstanding shares of common stock (other than the selling shareholder);

  •
  each of our named executive officers for 2016;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 10, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, we believe, based on information furnished to us, that each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

        Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Acushnet Holdings Corp., 333 Bridge Street, Fairhaven, Massachusetts 02719.

			Shares of common stock beneficially owned after this offering
	Shares of common stock beneficially owned prior to this offering		Assuming the underwriters' option to purchase additional shares is not exercised		Assuming the underwriters' option to purchase additional shares is exercised in full
Name of beneficial owner	Number	Percentage	Number	Percentage	Number	Percentage
Shareholders:
Fila Korea(1)	39,345,151	52.8%	39,345,151	52.8%	39,345,151	52.8%
Mirae Funds(2)	9,165,542	12.3%	833,231	1.1%	—	—
Named Executive Officers and Directors:
Walter (Wally) Uihlein(3)	624,832	*	624,832	*	624,832	*
William Burke(3)	102,542	*	102,542	*	102,542	*
James Connor(4)	20,979	*	20,979	*	20,979	*
David Maher(3)	50,828	*	50,828	*	50,828	*
Joseph Nauman(3)	49,584	*	49,584	*	49,584	*
Yoon Soo (Gene) Yoon(1)(3)	39,349,708	52.8%	39,349,708	52.8%	39,349,708	52.8%
Jennifer Estabrook(3)(5)	9,055	*	9,055	*	9,055	*
Gregory Hewett(3)	14,255	*	14,255	*	14,255	*
Christopher Metz(3)	5,755	*	5,755	*	5,755	*
Sean Sullivan(3)	6,255	*	6,255	*	6,255	*
Steven Tishman(3)	8,255	*	8,255	*	8,255	*
David Valcourt(3)	3,255	*	3,255	*	3,255	*
Norman Wesley(3)	8,255	*	8,255	*	8,255	*
All current executive officers and directors as a group (17 persons)(3)	40,485,639	54.2%	40,485,639	54.2%	40,485,639	54.2%

*
Less than one percent.

(1)
Represents shares of our common stock owned by Magnus, a wholly owned subsidiary of Fila Korea, based on a Schedule 13G filed February 6, 2017. In connection with the Magnus Loans, Magnus granted a security interest in all of our common stock owned by Magnus to certain Korean financial institutions. The shares of our common stock owned by Magnus are Magnus' only assets.

Gene Yoon is the Chairman and Chief Executive Officer of Fila Korea and may be deemed to be the beneficial owner and have voting and dispositive power with respect to the shares of our common stock held by Magnus. The address of Fila Korea, Magnus and Mr. Yoon is 6 Myeongdal Ro, Seocho Gu Seoul, Korea.

(2)
Represents shares of our common stock owned by Odin 3, LLC and Odin 4, LLC, or the Mirae Funds. The Mirae Funds are each wholly owned by Mirae Asset Partners Private Equity Fund VII whose general partners are Mirae Asset Global Investments Co. Ltd. and Mirae Asset Securities Co. Ltd. Voting and investment decisions over the shares of our common stock held by the Mirae Funds are made by an investment committee of Mirae Asset Global Investments Co. Ltd. Each of the members of the committee may be deemed to share voting and investment power with respect to the shares owned by the Mirae Funds. The address for the Mirae Funds is 13F Tower 1, 33, Jongno, Jongno-gu, Seoul, Korea 03159. Each of the parties referenced in this footnote disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

  Prior to the closing of our initial public offering on November 2, 2016, the Mirae Funds owned approximately 50.2% of our outstanding common stock and were party to a shareholders agreement that granted them the right, among other things, to designate two of our six directors. That shareholders agreement terminated in connection with the closing of our initial public offering. Also in connection with the closing of our initial public offering, Magnus acquired common stock from the Mirae Funds so that after the closing of our initial public offering, the Mirae Funds owned 12.3% of our outstanding common stock.

  The Mirae Funds are party to an agreement with Fila Korea and Magnus (the "Shareholders Agreement") that limits Fila Korea's, Magnus's or any of their respective affiliates' ability to transfer, subject to certain exceptions, any shares of our common stock until the Mirae Funds have transferred a certain number of shares of our common stock to third parties.

(3)
Does not reflect any shares that may be issued upon settlement of outstanding restricted stock units or performance stock units, other than those, if any, that will vest within 60 days of November 10, 2017.

(4)
Mr. Connor retired from the Company effective January 1, 2017. The information set forth in the table above relating to Mr. Connor is given as of April 17, 2017.

(5)
Ms. Estabrook disclaims beneficial ownership of any shares of our common stock owned by Fila Korea. The address of Ms. Estabrook is c/o Fila North America, 1411 Broadway, New York, New York 10018.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Convertible Preferred Stock

        In 2014, we paid dividends in the amount of (i) $10.4 million on our previously outstanding Series A 7.5% redeemable convertible preferred stock (the "Convertible Preferred Stock") held by the Mirae Funds and (ii) $2.5 million on previously outstanding Convertible Preferred Stock held by an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In 2015, we paid dividends in the amount of (i) $10.4 million on previously outstanding Convertible Preferred Stock held by the Mirae Funds and (ii) $2.5 million on previously outstanding Convertible Preferred Stock held by an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In 2016, we paid dividends in the amount of (i) $10.5 million on previously outstanding Convertible Preferred Stock held by the Mirae Funds and (ii) $2.5 million on previously outstanding Convertible Preferred Stock held by an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In connection with transactions undertaken in connection with our initial public offering (i) the Mirae Funds received 12,492,243 shares of our common stock and approximately $2.6 million of accrued and unpaid dividends upon conversion of 1,388,027 shares of previously outstanding Convertible Preferred Stock held by such entities and (ii) an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1 received 2,970,000 shares of our common stock and approximately $0.6 million of accrued and unpaid dividends upon conversion of 330,000 shares of previously outstanding Convertible Preferred Stock held by such entity.

        Each of the Mirae Funds and Woori-Blackstone Korea Opportunity Private Equity Fund 1 were related persons at the time of the transactions described above due to their beneficial ownership of more than 5% of our outstanding shares of our common stock at such time.

Convertible Notes

        In 2014, we paid interest in the amount of (i) $20.6 million on our previously outstanding 7.5% convertible notes due 2021 (the "Convertible Notes") held by the Mirae Funds and (ii) $5.0 million on previously outstanding Convertible Notes held by an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In 2015, we paid interest in the amount of (i) $20.5 million on previously outstanding Convertible Notes held by the Mirae Funds and (ii) $4.9 million on previously outstanding Convertible Notes held by an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In 2016, we paid interest in the amount of (i) $20.7 million on previously outstanding Convertible Notes held by the Mirae Funds and (ii) $5.0 million on previously outstanding Convertible Notes held by an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In connection with transactions undertaken in connection with our initial public offering, (i) the Mirae Funds received 24,704,820 shares of our common stock and approximately $5.2 million of accrued and unpaid interest upon conversion of $274.5 million of previously outstanding Convertible Notes held by such entities and (ii) an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1 received 5,940,000 shares of our common stock and approximately $1.2 million of accrued and unpaid interest upon conversion of $66.0 million of previously outstanding Convertible Notes held by such entity.

        Each of the Mirae Funds and Woori-Blackstone Korea Opportunity Private Equity Fund 1 were related persons at the time of the transactions described above due to their beneficial ownership of more than 5% of our outstanding shares of our common stock at such time.

7.5% Bonds due 2021 with Common Stock Warrants

        In July 2014, Fila Korea exercised its call option on warrants to purchase 3,105,288 shares of common stock. On July 29, 2014, Fila Korea converted the warrants into common stock at the conversion price of $11.11 per share, or $34.5 million in the aggregate. We used the proceeds received from this warrant exercise to redeem a pro rata share of our previously outstanding 7.5% bonds due 2021, resulting in payments of (i) $26.1 million to the Mirae Funds and (ii) $6.2 million to an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In July 2015, Fila Korea exercised its call option on warrants to purchase 3,105,288 shares of common stock. On July 28, 2015, Fila Korea converted the warrants into common stock at the conversion price of $11.11 per share, or $34.5 million in the aggregate. We used the proceeds received from this warrant exercise to redeem a pro rata share of our previously outstanding 7.5% bonds due 2021, resulting in payments of (i) $26.1 million to the Mirae Funds and (ii) $6.2 million to an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        In July 2016, Fila Korea exercised its call option on warrants to purchase 3,105,279 shares of common stock. Such warrants converted into common stock at the conversion price of $11.11 per share, or $34.5 million in the aggregate. We used the proceeds received from this warrant exercise to redeem the remaining portion of our previously outstanding 7.5% bonds due 2021, resulting in payments of (i) $26.1 million to the Mirae Funds and (ii) $6.2 million to an entity affiliated with Woori-Blackstone Korea Opportunity Private Equity Fund 1.

        Each of Fila Korea, the Mirae Funds and Woori-Blackstone Korea Opportunity Private Equity Fund 1 were related persons at the time of the transactions described above due to their beneficial ownership of more than 5% of our outstanding shares of our common stock at such time.

Other

        Subsidiaries of Fila Korea granted a second lien pledge over shares in certain of Fila Korea's subsidiaries and entered into second lien account pledge agreements, in each case, in favor of Korea Development Bank, as security agent, to secure obligations of Acushnet Company under our former senior revolving credit agreement with Korea Development Bank and our secured floating rate notes. These security interests were released in connection with the initial funding under our credit agreement entered into in April 2016.

        We entered into an endorsement arrangement with Peter Uihlein, the son of our President and Chief Executive Officer, in 2012. Peter Uihlein is a professional golfer and an exempt member of the European PGA Tour. Peter Uihlein received aggregate payments of $361,600, $314,000 and $233,000 pursuant to this endorsement arrangement in 2014, 2015 and 2016 respectively, and is expected to receive base retainer payments of $200,000 in 2017.

        Hugh Lee, who is the son-in-law of Gene Yoon, the chairman of our board of directors, is the President of our wholly-owned subsidiary, Acushnet Korea Co., Ltd. Mr. Lee received compensation of $430,860 for 2016 (using an exchange rate of 0.00086 KRW / 1 USD, which was the average currency exchange rate for 2016 as provided by foreign exchange company Oanda ("Oanda")). Mr. Lee is expected to receive a salary of $352,000 in 2017 (using an exchange rate of 0.00088 KRW / 1 USD, which was the average currency exchange rate for year-to-date 2017, as of November 8, 2017, as provided by Oanda) and is eligible for an additional annual cash incentive payment.

Registration Rights Agreement

        In connection with our initial public offering, we entered into the Registration Rights Agreement that provides Magnus and the Mirae Funds "demand" registrations and customary "piggyback" registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act or to contribute to payments the registration rights holders may be required to make in respect of those liabilities.

Indemnification

        See "Description of Capital Stock" for a description of indemnification of our directors and executive officers.

Related Persons Transaction Policy

        Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the executive vice president, chief legal and administrative officer any "related person transaction" (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The executive vice president, chief legal and administrative officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions summarize the terms of our capital stock, our amended and restated certificate of incorporation and our amended and restated bylaws. As it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law, or the DGCL. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of November 10, 2017, there were 74,479,319 shares of common stock outstanding. As of October 31, 2017, the outstanding shares of our common stock were held by five shareholders of record.

        No shares of preferred stock are issued or outstanding as of November 10, 2017.

Common Stock

        Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

        Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our outstanding common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        We will be able to issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

        The DGCL permits a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to shareholders and any other factors our board of directors may consider relevant. See "Dividend Policy."

Annual Shareholder Meetings

        Our amended and restated bylaws provide that annual shareholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

        Our amended and restated certificate of incorporation and amended and restated bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.

Authorized but Unissued Capital Stock

        Delaware law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock and certain other circumstances. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

        Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

Removal of Directors; Vacancies

        Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the shareholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, at any time when Magnus and its affiliates beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the shareholders).

Delaware Law

        We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, shareholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Special Shareholder Meetings

        Our amended and restated certificate of incorporation provides that special meetings of our shareholders may be called at any time only by or at the direction of our board of directors or the chairman of our board of directors; provided, however, at any time when Magnus and its affiliates beneficially own, in the aggregate, at least 50% in voting power of our stock entitled to vote generally in the election of directors, special meetings of our shareholders shall also be called by our board of directors or the chairman of our board of directors at the request of Magnus and its affiliates. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Shareholder Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a shareholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to influence or obtain control of the Company.

No Shareholder Action by Written Consent

        Our amended and restated certificate of incorporation precludes shareholder action by written consent.

Supermajority Provisions

        Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our amended and restated certificate of incorporation. For as long as Magnus and its affiliates beneficially own, in the aggregate, at least 50% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of shareholders and entitled to vote on such amendment, alteration, rescission or repeal. At any time when Magnus and its affiliates beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class.

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

        Our amended and restated certificate of incorporation provides that at any time when Magnus and its affiliates beneficially own, in the aggregate, less than 50% in voting power of our stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class:

  •
  the provision requiring a 66 2/3% supermajority vote for shareholders to amend our amended and restated bylaws;

  •
  the provisions providing for a classified board of directors (the election and term of our directors);

  •
  the provisions regarding resignation and removal of directors;

  •
  the provisions regarding shareholder action by written consent;

  •
  the provisions regarding calling special meetings of shareholders;

  •
  the provisions regarding filling vacancies on our board of directors and newly created directorships;

  •
  the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

  •
  the provision regarding exclusive forum; and

  •
  the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

        The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements may make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

        These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters' Rights of Appraisal and Payment

        Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders' Derivative Actions

        Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder's stock thereafter devolved by operation of law.

Exclusive Forum

        Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any:

  •
  derivative action or proceeding brought on behalf of the Company;

  •
  action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company's shareholders, creditors or other constituents;

  •
  action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; or

  •
  action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

        Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our shareholders, through shareholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

        Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

        Our common stock is listed on the NYSE under the symbol "GOLF."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

        A "non-U.S. holder" means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations ("Treasury Regulations") to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations thereunder, published rulings and administrative announcements of the Internal Revenue Service (the "IRS") and judicial decisions, in each case as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with other federal tax laws such as gift tax laws, foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary or that the IRS or a court will not take a contrary position to those we describe in this summary.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        This discussion is for informational purposes only and is not tax advice. If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends and Other Distributions

        Distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock will generally constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Gain on Taxable Disposition of Common Stock."

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty). However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits and furnish it to the applicable withholding agent or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Subject to the discussion of backup witholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes and certain other conditions are met.

        A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition generally in the same manner as if the non-U.S.

holder were a United States person as defined under the Code. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, the gain realized by such non-U.S. holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits (which could be increased by such gain), subject to adjustments.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We (or the applicable paying agent) must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of any distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

        Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a "foreign financial institution" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Dividends and Other Distributions," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

        The selling shareholder is offering the shares of common stock described in this prospectus through a number of underwriters. Morgan Stanley & Co. LLC and Nomura Securities International, Inc. are acting as joint book-running managers of the offering. We and the selling shareholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Morgan Stanley & Co. LLC	5,832,618
Nomura Securities International, Inc.	2,499,693

Total	8,332,311

        The underwriters are committed to purchase all the shares of common stock offered by the selling shareholder if they purchase any shares of common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of common stock being sold by the selling shareholder directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.4335 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Certain of the underwriters may sell shares to the public through one or more of their affiliates as selling agents.

        We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Option to Purchase Additional Shares

        The underwriters have an option to purchase up to 833,231 additional shares of common stock from the selling shareholder. The underwriters have 30 days following the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discount and Expenses

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling shareholder per share of common stock sold by the selling shareholder. The underwriting fee is $0.7225 per share of common stock sold by the selling shareholder. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

Paid by the selling shareholder	Without over-allotment exercise	With over-allotment exercise
Per share	$0.7225	$0.7225
Total	$6,020,095	$6,622,104

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $0.5 million. We have also agreed to reimburse the underwriters for certain of their expenses related to the filing and clearance of the offering by FINRA as set forth in the underwriting agreement, which will not exceed $40,000.

        A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Lock-up Agreements

        We will agree that we will not, subject to certain exceptions, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Morgan Stanley & Co. LLC and Nomura Securities International, Inc. for a period of 30 days after the date of this prospectus other than the shares of our common stock to be sold or issued hereunder and subject to other limited exceptions.

        Our executive officers, directors, the selling shareholder and our controlling shareholder Magnus Holdings Co. Ltd. have entered into lock-up agreements with the underwriters pursuant to which each of these persons or entities, for a period of 30 days after the date of this prospectus, may not without the prior written consent of Morgan Stanley & Co. LLC and Nomura Securities International, Inc., subject to certain exceptions, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, other than the shares of our common stock to be sold or issued hereunder and subject to other limited exceptions.

Listing

        Our common stock is listed on the NYSE under the symbol "GOLF."

Price Stabilization and Short Positions

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the Securities legislation of the purchaser's province or territory.

The purchaser should refer to any applicable provisions of the Securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be (i) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (ii) used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is or will be given for the transfer; or (iii) where the transfer is by operation of law.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or Corporations Act) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia: (a) you confirm and warrant that you are either: (i) a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act; (ii) a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; (iii) a person associated with the company under section 708(12) of the Corporations Act; or (iv) a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and (b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in the Dubai International Financial Centre, or DIFC

        This prospectus relates to an Exempt Offer in accordance with the Market Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Market Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in China

        This prospectus does not constitute a public offer of the shares offered by this prospectus, whether by sale or subscription, in the People's Republic of China, or the PRC. The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Switzerland

        This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares described herein. The shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Other Relationships

        The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, certain affiliates of Morgan Stanley & Co. LLC and Nomura Securities International, Inc. serve as lenders under our existing credit facilities. In addition, from time to time, certain of the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus about the contents of any contract or any other document filed as an exhibit are not complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The agreements and other documents filed as exhibits to this registration statement are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrant in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

        Our registration statement on Form S-1 of which this prospectus is a part is available to the public on the SEC's website at http://www.sec.gov. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

        We are subject to the information and reporting requirements under the Securities Exchange Act of 1934 and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. Those filings will also be available to the public on, or accessible through, our website under the heading "Investor Relations" at www.acushnetholdingscorp.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, nor is it incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        We incorporate by reference our documents listed below. We are not, however, incorporating by reference any documents or portions thereof, that are not deemed "filed" with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

        This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 30, 2017.

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

  •
  Our Current Reports on Form 8-K, filed with the SEC on April 4, 2017, June 14, 2017, September 22, 2017 and September 25, 2017.

  •
  The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2017, that are incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 28, 2016 (File No. 001-37935) and any amendment or report filed with the SEC for the purpose of updating such description.

        You may obtain any of the documents incorporated by reference in this prospectus on the SEC's website at www.sec.gov or request a copy of any or all of the documents referred to above which have been incorporated by reference (other than exhibits, unless they are specifically incorporated by reference in the documents) at no cost to the requester by writing or telephoning us at the following address:

Acushnet Holdings Corp.
333 Bridge Street
Fairhaven, Massachusetts 02719
(800) 225-8500

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

8,332,311 Shares

Acushnet Holdings Corp.

Common Stock

PROSPECTUS

Morgan Stanley	Nomura

November 13, 2017